SCHEDULE 13D
CUSIP No. 00753T 10 5	Page 1 of 3 Pages

EXHIBIT 9

Ravenswood Investment Company, L.P. 52 Vanderbilt Avenue New York New York 10017 212-986-4800

September 11, 2006

VIA FACSIMILE AND UPS NEXT DAY

Advanced Marketing Services, Inc.
5880 Oberlin Drive
San Diego, California 92121
Attn: Corporate Secretary

RE: Stockholders Notice of Intent to Move Business Proposal

Ladies and Gentlemen:

In accordance with Article II Section 2(c) of the bylaws (the "Bylaws") of Advanced Marketing Services, Inc. (the "Company"), filed as an exhibit to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 8, 2006, The Ravenswood Investment Company, L.P. (the "Fund" or "Ravenswood"), hereby submits this written notice (this "Notice") of its intent to conduct the business detailed herein at the next Annual Meeting of Stockholders, or any other meeting of stockholders held (or consent solicitation engaged in) in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Annual Meeting").

I.	Name and Address of Stockholder; Holder of Record.

                The Fund is the record owner of 10,000 shares of common stock, $0.01 par value per share ("Common Stock"), of the Company and the beneficial owner of an additional 762,339 shares of Common Stock (such 772,339 shares representing approximately 4.1% of the outstanding shares of Common Stock).  The Fund intends to continue to hold these shares through the date of the Annual Meeting.  The business address of the Fund is 52 Vanderbilt Avenue, New York, New York, 10017.  The Fund hereby represents that it intends to appear in person or by proxy at the Annual Meeting to move the business proposal set forth in Section II below.

II.	Business to be Conducted; Reasons.

                The Fund hereby gives notice that it intends to present the following business at the Annual Meeting. The Fund therefore requires of the Company that these matters be included amongst the purposes of the Annual Meeting when the Company gives notice of the Annual Meeting, and hereby requests that the Company confirm that it will do so.

                RESOLVED, that the Stockholders request the Board of Directors to take all steps necessary to amend the Certificate of Incorporation and By-Laws to provide that Stockholders owning in the aggregate at least 10% of the outstanding shares of the Company's Common Stock shall be permitted to call a special meeting of the Stockholders.

SCHEDULE 13D
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                The Fund believes this proposal would improve Advanced Marketing's corporate governance.  Currently, the stockholders cannot call a special meeting of stockholders, as only a majority of the Board of Directors may call a special meeting. Advanced Marketing has not held a stockholders meeting in over three years.  Thus, Advanced Marketing's Board of Directors and management have not had to account to stockholders in over three years and Advanced Marketing's stockholders have not had the opportunity to vote for Directors in over three years.  If Advanced Marketing's stockholders had the right to call a meeting of stockholders, this could have been prevented.  Delaware law does not permit the stockholders acting without the Board of Directors to change the Certificate of Incorporation to give stockholders the right to call a special meeting.  Accordingly, the Fund has decided to hold a referendum on this issue and put it to the Directors to take the necessary steps to permit stockholders to call special meetings.

                The Fund believes that one or more holders owning 10% or more of the Company's Common Stock is the proper minimum for stockholders to call a special meeting of stockholders.  The Company's Shareholders' Rights Plan, or so called "Poison Pill," severely penalizes and thereby prevents stockholders from obtaining 15% or more of the shares of Common Stock.  Similarly, the "Poison Pill" prevents stockholders holding 15% or more of the shares of Common Stock from acting together.  Accordingly, the Fund believes that the 10% ownership level is necessary to enable stockholders to be able to exercise the ability to call a special meeting of stockholders.

                In terms of day-to-day governance, the stockholders lose important rights, such as the ability to remove directors or initiate a stockholders' resolution without having to wait for the next scheduled meeting, if they are unable to compel a special meeting. The Fund believes that providing the stockholders with the ability to compel a special meeting will allow them to act more independently and increase their ability to hold the Board of Directors and Advanced Marketing's management accountable.  A stockholder vote will be required to amend the Company's Certificate of Incorporation to allow the stockholders to call a special meeting.

III.	Interest of the Fund in Such Business.

                The Fund has no interest in the business to be brought before the Annual Meeting other than the interest which it shares in common with all other owners of Common Stock, namely, an interest in seeing the Company achieve financial prosperity and its participation through its shares of Common Stock in the creation of shareholder value.

IV.	Additional Matters.

                This notice (this "Notice") is given pursuant to the requirements set forth in Article II Section 2(c) of the Bylaws.  According to Article II Section 2(c) of the Bylaws, where an annual meeting is held more than 30 days after the anniversary date of the preceding annual meeting, notice is timely if received by the Secretary by the later of the 75th day prior to the forthcoming meeting date and the close of business on the 30th day following the date on which the Company first makes public disclosure of the meeting date.  The Company has not had an annual meeting of stockholders since 2003.  The Company has not made public disclosure of the meeting date.  Accordingly, the Fund's notice is being delivered within the constraints of such deadlines.  The Fund does not acknowledge the validity of the procedures set forth in Article II Section 2(c) of the Bylaws and the execution and delivery of this notice, and any additional information, by or on behalf of the Fund shall not be deemed to constitute a waiver of the Fund's right to contest the validity of such procedures.

The information included in this Notice represents the Fund's best knowledge as of the date hereof.  The Fund reserves the right, in the event such information shall be or become inaccurate, to provide corrective information to the Company as soon as reasonably practicable, although the Fund does not commit to update any information that may change from and after the date hereof.

If you believe that this Notice for any reason is defective in any respect, the Fund requests that you so notify it no later than noon (New York time) on September 14, 2006 by contacting Matthew J. Day, Esq. by telephone at (212) 673-0484 or by facsimile at (646) 349-5783.

SCHEDULE 13D
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Please direct any questions regarding the information contained in this Notice to Matthew J. Day, Esq., 380 Lexington Avenue, Suite 1700, New York, New York 10168 by telephone at (212) 673-0484.

Very truly yours,

The Ravenswood Investment Company, LP

By: /s/ Robert E. Robotti

Name: Robert E. Robotti
Title: Managing Member of Ravenswood Management Company, L.L.C., which serves as the General Partner of The Ravenswood Investment Company, L.P.

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